UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 2, 2008

Lumera Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-32246	91-2011728
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

19910 North Creek Parkway, Bothell, Washington	98011
(Address of principal executive offices)	(Zip code)

Registrant's telephone number, including area code: (425) 415-6900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions

☒	Written communications pursuant to Rule 425 under the Securities Act
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 8.01	Other Events.

On December 2, 2008, Lumera Corporation (the “Company”) issued a press release stating that it had received indications that the NASDAQ Listing Qualifications Department had determined that GigOptix, Inc. will be subject to the initial listing requirements, rather than the continued listing requirements. GigOptix, Inc. will not meet the requirement of at least $15 million of public equity value for initial listing on the Nasdaq Capital Market. Therefore, upon consummation of the merger, the common stock of GigOptix, Inc. will be listed for quotation on the OTC Bulletin Board, which is not a national securities exchange. It is a condition to the closing of the merger under the Agreement and Plan of Merger, dated as of March 27, 2008, by and among GigOptix, LLC, the Company, GigOptix, Inc., Galileo Merger Sub G, Inc. and Galileo Merger Sub L, Inc (the “Merger Agreement”) that GigOptix, Inc. common stock be approved for listing on the Nasdaq Global Market or the Nasdaq Capital Market. However, the Company and GigOptix LLC intend to waive this closing condition.

Additionally, the press release announced that the Board of Directors of the Company and Management Board of GigOptix are expected to approve a change in the exchange ratio for the Company’s common stock pursuant to the Merger Agreement. The Merger Agreement currently provides that each share of the Company’s common stock will be converted into the right to receive 0.25 shares of GigOptix, Inc. common stock, which is a 4 to 1 reverse split. However, the parties have agreed that each share of the Company’s common stock will instead be converted into the right to receive 0.125 shares of GigOptix, Inc. common stock, which is a 8 to 1 reverse split. The exchange ratio applicable to GigOptix LLC membership unit holders will be adjusted to take into account this change and to maintain the same proportional ownership of the shares of GigOptix, Inc. Following the issuance of GigOptix, Inc. stock options and common stock warrants in the merger, former Company security holders will own approximately 50% and former GigOptix LLC security holders will own approximately 50% of the GigOptix, Inc. common stock, assuming all outstanding GigOptix, Inc. options and warrants are exercised. The total number of shares outstanding, following the merger will be 5,227,855 and current Lumera shareholders will hold 3,011,044 shares.

Finally, the press release also announced that, based on current votes and assuming that no stockholders change or withdraw their votes prior to the Annual Meeting, all of the proposals before the stockholders at the Annual Meeting to be held December 4, 2008 have received sufficient votes to pass. The Merger is currently anticipated to close on December 9, 2008, and the first trading day for GigOptix, Inc. will be December 10, 2008.

A copy of the press release issued by the Company on December 2, 2008 is being furnished as Exhibit 99.1 to this report and is incorporated herein by reference.

ITEM 9.01. Financial Statements and Exhibits.

(d) Exhibits

99.1	Press Release issued by the Company on December 2, 2008

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LUMERA CORPORATION By: /s/ Peter J. Biere Name: Peter J. Biere Title: Chief Financial Officer and Treasurer

Date: December 3, 2008

EXHIBIT INDEX
Exhibit Number	Description

99.1	Press Release issued by the Company on December 2, 2008